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                                                                    Exhibit 23.1



                   CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Health Management Associates, Inc. of our report dated October 25, 1996, included in the 1996 Annual Report to Stockholders of Health Management Associates, Inc.

     Our audits also included the financial statement schedule of Health Management Associates, Inc. listed in Item 14. This sched ule is the responsibility of the Company's management. Our re sponsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                     Ernst & Young LLP


Atlanta, Georgia
December 18, 1996

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